Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP SENIOR MANAGEMENT TEAM VOLUNTEERS
TO TAKE SALARY REDUCTION
NEW ALBANY, OHIO, February 20, 2009 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) announced today that its senior management team volunteered to take a 10 percent reduction in base salary effective immediately as part of the Company’s ongoing efforts to align costs for 2009 with the expected decline in the Company’s end markets.
“As a management team, we feel this is a necessary step as we continue to look for cost savings while we manage through the current economic environment,” said Mervin Dunn, President and Chief Executive Officer. “We will re-evaluate this decision as we progress through the year and make additional adjustments as necessary,” added Mr. Dunn.
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About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company estimates for future periods with respect to cost savings or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) the Company’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which the Company serves; (iv) increased competition in the heavy-duty truck market; (v) the Company’s failure to complete or successfully integrate additional strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; and (viii) various other risks as outlined in the Company’s SEC filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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